Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor’s report dated March 17, 2023 with respect to the consolidated financial statements of Modern Mining Technology Corp. as at December 31, 2022 and December 31, 2021 and for each of the years in the two year period ended December 31, 2022 included in the Registration Statement dated July 25, 2023.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

Chartered Professional Accountants
Licensed Public Accountants

July 25, 2023

Toronto, Canada